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                                                                    Exhibit 10.1

      EMPLOYMENT AGREEMENT made as of the 21st day of February, 2005 by and between LUCILLE FARMS, INC., a Delaware corporation having offices at 150 River Road, P.O. Box 517, Montville, New Jersey 07045 (hereinafter referred to as the "Company"), and DON DESJARLAIS, residing at W1179 County Road AH, Lomira, WI 53048 (hereinafter referred to as "Employee").

                              W I T N E S S E T H:
                               - - - - - - - - - -

      WHEREAS, the Company desires to employ Employee, and Employee is willing to accept such employment, all on the terms and subject to the conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, the parties hereto agree as follows:

      1.    Employment

      The Company hereby employs Employee, and Employee hereby accepts employment with the Company, as Executive Vice President and Chief Financial Officer, on the terms and conditions herein set forth.

      2.    Term of Agreement

      Unless terminated sooner pursuant to the express provisions hereof, the term of employment hereunder shall commence on the date hereof (the "Commencement Date"), shall continue through February 28, 2010 (the "Employment Period").

      3.    Duties

      During the Employment Period, Employee shall perform such functions as are normally carried out by the Chief Financial Officer of a business of the type in which the Company is engaged, and such other functions as the Chief Executive Officer of the Company ("CEO") and the Board of Directors of the Company (the "Board") shall from time to time reasonably determine. Employee shall devote his energies and abilities exclusively to the Company's business pursuant to, and in accordance with, reasonable business policies and procedures, as fixed from time to time by the CEO and the Board. Employee covenants and agrees that he will faithfully adhere to and fulfill such policies as are established from time to time by the CEO and the Board of Directors. Employee shall not be assigned, by the CEO or the Board of Directors, responsibilities, in any material manner, inconsistent with his position as Chief Financial Officer.

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      4.    Compensation

            4.1 During the Employment Period, Employee's base salary shall be not less than $150,000 per annum, payable weekly or, in the event the Company changes its current payroll period, in accordance with the Company's changed payroll procedures.

            4.2 During the Employment Period, in addition to Employee's base salary, Employee may be entitled to annual performance based bonuses based upon criteria that may be adopted by the Company after consultation with the Employee and consideration thereof by the Board.

            4.3 During the Employment Period, the Company will provide Employee with a non-accountable automobile allowance of $600.00 per month.

            4.4 During the Employment Period, the Company will provide Employee with family medical coverage pursuant to the Company's plan for its employees.

            4.5 Employee shall also be eligible, to the extent he qualifies, to participate in such fringe benefit plans (including retirement, pension, life or other similar employee benefit plans), if any, which the Company may from time to time make available to its employees, provided that the Company shall have the right from time to time to modify, terminate or replace any and all of such plans. The Company shall pay for a term life insurance policy equal to 2 times the employee's base salary.

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            4.6 The Company shall reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of his duties hereunder, provided Employee submits supporting vouchers for such expenses.

            4.7 Employee shall be entitled to a four (4) week paid vacation each year during the Employment Period, to be taken at such time as is consistent with the needs of the Company and the convenience of Employee.

            4.8 Pending the Employee's relocation of his family to Vermont (which relocation shall take place within six (6) months of the Commencement Date, the Company shall rent an apartment in Vermont for use by the Employee, which apartment shall be reasonably acceptable to the Employee and the Company, and the Company shall reimburse the Employee reasonable travel expense to commute home during the relocation period.

            4.9 The Company agrees to pay directly for or reimburse the Employee for all relocation expenses. For the purpose of this provision, relocation expenses shall include actual moving, packing and unpacking expenses for all household goods and automobiles, expenses incurred in the sale of the relocated employees home, including sales commissions and normal and customary closing costs, expenses incurred in the purchase of a new home in the new location, including normal and customary closing costs.

      5.    Stock Options

            Subject to affirmative action by the Board (which shall not be unreasonably delayed), as of the Commencement Date, Employee shall be granted a 10 year Stock Option ("Option"), under the Company's 2002 Stock Option Plan, to purchase 50,000 shares of the Company's common stock, par value $.001 per share, at a price of $3.00 per share. The Option shall vest over a 4-year period to the extent of 10,000 shares on the Commencement Date and 10,000 shares on each of the next four anniversary dates of the Commencement Date; provided, however, that in the event of a sale of all or substantially all of the assets or all of the outstanding shares of capital stock of the Company or the merger or consolidation of the Company with or into another entity involving a "change of control" (i.e. an ownership change of more than 50%), in addition to that part of the Option which already has vested, there shall vest, immediately prior to the consummation of such event, that portion of the Option which is to vest during the year in which such event is consummated.

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      6.    Termination

            The Employment Period shall terminate upon the happening of any of the following events:

            6.1   Automatically and without notice upon the death of Employee.

            6.2   Employee leaves the employ of the Company.

            6.3 Upon written notice of termination from the Board of the Company to Employee in the event that Employee becomes physically or mentally disabled ("Disability") during the Employment Period such that (a) in the Board's good faith judgment, Employee is permanently incapable of properly performing the duties customarily performed by him hereunder, or (b) such Disability lasts for a period of 60 consecutive days or 90 days in any 150 day period and the Board elects to treat such Disability as being permanent in nature;

            6.4 Upon discharge of Employee, on written notice, by the Board for cause. For purposes of this Agreement, "cause" shall mean the following: the commission of a felony or crime involving moral turpitude or other act causing material harm to the Corporation's standing and reputation, failure to carry out, after reasonable written notice of such failure, the reasonable policies of the Board as they may relate to Employee's duties hereunder (other than for reasons beyond his control), persistent absenteeism, a material default or breach of any of the covenants made by Employee in this Agreement, a breach of Employee's duty of loyalty to the Company or any act of dishonesty or fraud with respect to the Company, or the Employee's willful engaging in misconduct injurious to the Company.

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            6.5   In the event any one of the foregoing events referred to in
Sections 6.1 through 6.4 hereof shall occur, the Company shall be obligated to pay to Employee the compensation due him under Section 4.1 hereof up to the date of termination only and Employee shall not be entitled to receive any additional compensation of any nature whatsoever.

            6.6 In the event that Employee's employment with the Company is terminated by the Board during the Employment Period for a reason other than as is set forth above in Sections 6.1 through 6.4 hereof, the Company shall be required to continue to pay Employee the salary provided for in Section 4.1 hereof for a period of twelve (12) months; provided, however, that the Employee shall have affirmative obligation to seek comparable employment and mitigate the Company's damages.

      7.    Non-Competition, Etc.

            7.1 In view of the unique and valuable services that Employee has rendered and is expected to render to the Company, and Employee's knowledge of the business of the Company and proprietary information relating to the business of the Company and similar knowledge regarding the Company that Employee has obtained and is expected to obtain during the course of his employment with the Company and in consideration of the compensation to be received by Employee hereunder, Employee agrees that during the Employment Period and for a period of twelve months immediately following the termination or expiration thereof, Employee will not compete with, or, directly or indirectly, own, manage, operate, control, loan money to, or participate in the ownership, operation or control of, or be connected with as a director, partner, consultant, agent, independent contractor or otherwise, or acquiesce in the use of his name in any other business or organization which is in competition with the Company in any geographical area in which the Company is then conducting business or any geographical area in which, to the knowledge of Employee at the time of cessation of employment, the Company plans to conduct business within twenty four months from the date thereof.

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            7.2   Employee will not, during the twenty-four months following termination or expiration of the Employment Period, solicit or interfere with, or endeavor to entice away from the Company, any of its employees or customers without the written consent of the Company or unless such employee is Employee's personal secretary.

            7.3 Employee covenants and agrees that for so long as he is employed by the Company or thereafter, he shall not in any manner, divulge or disclose to any natural person or entity, other than to the Company or its affiliates, any confidential information ("Confidential Information") including, but not limited to, customer lists, trade secrets, suppliers, formulae, plans, data, marketing or methods of operations of the Company or its affiliates, or any other confidential information of the Company or its affiliates. Employee shall return all tangible evidence of the Confidential Information to the Company prior to or at the termination or expiration of his employment by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information which (i) at the time it is first learned by Employee is in the public domain, (ii) after disclosure to Employee, enters the public domain without fault of the Employee or (iii) is known to Employee prior to the Commencement Date.

            7.4 Since a breach of the provisions of this Section 7 could not adequately be compensated by money damages and will cause irreparable injury to the Company, the Company shall be entitled, in addition to any other right or remedy available to it, to an injunction or restraining order restraining such breach or a threatened breach, and no bond or other security shall be required in connection therewith, and Employee hereby consents to the issuance of any such injunction or restraining order. Employee agrees that the provisions of this Section 7 are reasonable and necessary to protect the Company and its business. It is the desire and intent of the parties that the provisions of this
Section 7 shall be enforced to the fullest extent permitted under the public policies and laws applied in each jurisdiction in which enforcement is sought. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provision hereof and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

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            7.5   No provision of this Agreement shall be deemed to preclude
Employee from serving as a director on the board of companies not in competition with the Company or of charitable organizations, provided, that any such directorship or consulting activities do not reduce Employee's ability to attend to his duties on behalf of the Company.

      8.    Entire Agreement

            The provisions hereof and the agreements referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior oral understanding, and no modification, supplement or discharge hereof shall be effective unless in writing and executed on behalf of the Company and Employee.

      9.    Assignability

            This Agreement, and its rights and obligations may not be assigned by Employee. The Company may assign any of its rights and obligations hereunder to a successor or surviving corporation resulting from a merger or consolidation of the Company, the sale by the Company of all or substantially all of its assets or other similar corporate reorganization, upon condition that the assignee shall assume, either expressly or by operation of law, all of the Company's obligations hereunder.

      10.   Waiver

            No waiver by either party of any condition, term or provision of this Agreement shall be deemed to be a waiver of any prior or succeeding breach of the same or of any other condition, term or provision thereof.

      11.   Notices

            All notices required or permitted to be given by either party hereunder shall be in writing and mailed by registered mail, return receipt requested, to the other party at the address set forth above or such different address as may be given by notice as provided for herein. Any notice mailed as provided above shall be deemed given seven (7) days after the date of mailing or on the date of receipt, whichever is sooner.

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      12.   Counterparts This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      13. Construction This Agreement shall be construed in accordance with the laws of the State of Vermont.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.


                                             /s/ Don Desjarlais
                                             --------------------------
                                             DON DESJARLAIS


                                             LUCILLE FARMS, INC.

                                             By:/s/ Jay Rosengarten
                                                --------------------------
                                                Authorized Signatory




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